UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 16, 2008

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 16, 2008, IA Global, Inc. (the “Company”) and the owners of Asia Premier Executive Suites, Inc. (“Asia Premier”), a Philippine Business Process Outsourcing (“BPO”) company, entered into an amendment (the “Amendment”) to the Binding Term Sheet, dated January 30, 2008, related to the 100% acquisition of Asia Premier. Pursuant to the Amendment, the closing date was extended to May 13, 2008.

Asia Premier provides flexible in-bound and out-bound call center, lead generation, and customer service solutions on very competitive basis to international companies across multiple time zones. Asia Premier is expected to further add to IA Global’s profits. IA Global intends to use Asia Premier as its Southern Pacific hub where future BPO acquisitions will be added. The closing of the transaction is subject to the completion of due diligence, signing of contracts and closing of financing.

The transaction is structured as a share exchange in which IA Global will issue approximately 1.25 million shares of its common stock at $0.24 per share, the price during negotiations, totaling $300,000 plus notes of $268,000 and provide an earn-out of approximately $5,555 per month for the nine months following closing. The parties agreed to value the transaction at $618,000.

The Amendment is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Amendment to Binding Term Sheet, dated April 16, 2008, by and between IA Global, Inc. and the sellers of Asia Premier Business Suites, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: April 18, 2008

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer